Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and is effective as of January 7, 2025 (“Effective Date”), between Vivic Corp., a Nevada corporation (the “Company”), and Tse-Ling Wang (the “Executive”). Each of the Company and Executive are referred to herein as a “Party,” collectively, the “Parties.”

R E C I T A L S:

The Company wishes to employ Executive as the Chief Executive Officer of the Company and the Executive is willing to serve in such positions, in each case on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Employment Term. The Company hereby employs Executive as its Chief Executive Officer, commencing as of the Effective Date, and Executive hereby accepts such employment with the Company, upon and subject to the terms and conditions set forth in this Agreement. Executive shall not be required to spend any particular number of days at the Company’s headquarters and may be based in a location remote from the Company’s headquarters, provided that Executive can effectively carry out his duties from such location. Executive recognizes that international travel will be necessary in connection with the proper discharge of his duties hereunder.

The term of this Agreement and Executive’s employment hereunder shall commence on the Effective Date and continue through December 31, 2025 (the “Expiration Date,” and such period, the “initial period”), subject to earlier termination as hereinafter provided. Unless otherwise agreed by the Parties prior to the Expiration date, subject to the provisions of Section 5 of this Agreement, this Agreement and the employment of Executive hereunder shall automatically be extended on an “at will” basis (the actual term of employment of Executive hereunder, whether ending on, prior to or after the Expiration Date, may be hereinafter referred to as the “Employment Period”).

2. Duties.

a) Duties. Executive shall report directly to the Board of Directors of the Company. Executive shall have all powers and responsibilities incident to the offices of the President and Chief Executive Officer and have overall supervision of the of the Company. Executive shall perform such other duties for the benefit of the Company and its affiliates as may be consistent with Executive’s position or related thereto as the Board of Directors of the Company shall from time to time direct or request. Executive shall act as the spokesperson of the Company to the investing public in the Northern Hemisphere. Executive shall devote such of Executive’s business time to the Company as shall be necessary for the fulfillment of his duties on behalf of the Company.

b) Board Service. If the Board nominates Executive serve on its Board or the board of directors of any Company affiliate or subsidiary, Executive agrees, for no additional compensation, to serve on the Board or such boards of directors. Upon the end of the Term for any reason, Executive agrees to immediately resign from the Board and from all other board positions and offices Executive holds with the Company or with any Company parent, subsidiary or affiliate.

c) Executive Representations. The Executive represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation.

a) RSUs/Deferral of Receipt. In consideration for his services, Executive is to receive restrictive units (“RSU”s). More specifically, Executive will be issued 250,000 RSUs. The RSUs shall be deemed “earned” in equal monthly instalments of 20,833, provided that the RSUs shall vest and the underlying shares become the property of the Company only on the dates provided in the form of grant annexed hereto (the “Grant.”). Upon request of Executive, the Company and Executive shall confer as to whether the vesting dates should be deferred for the mutual benefit of the Company and Executive. The RSUs must be adjusted equally according to the company’s future stock policy ( reverse/forward stock split).

b) Paid Time Off. Executive shall be entitled to fifteen (15) days’ paid vacation and five (5) paid sick days in accordance with the Company’s policies. Executive may not take more than two consecutive weeks of vacation without written permission of the Board of Directors. Executive shall also be entitled to paid time off on holidays recognized by the Company. The Company shall not pay Executive for accrued and unused vacation or sick days when Executive’s employment terminates for any reason.

c) Director’s and Officer’s Insurance. No later than the date on which the Company completes a public offering of its securities the Company will maintain for the benefit of Executive a D&O liability policy with coverage, subject to a deductible, of no less than $2 million.

d) Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or elected by the Executive. Further, the Company on the vesting of the RSUs, the Company shall be permitted to withhold or sell such number of shares as are necessary to satisfy its withholding obligations.

4. Business Expenses; Marketing Budget.

a) Expenses. Upon presentation of documentation reasonably sufficient for the Company to verify expenses spent, the Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred and paid by the Executive during the Term and in connection with the performance of the Executive’s duties hereunder. If the Executive is provided with the use of the Company’s credit or charge card for purposes of business expenses, such credit or charge card shall not be used to incur any personal (non-business-related) expenses; any personal expenses inadvertently charged to such card shall be reimbursed immediately by the Executive to the Company.

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5. Termination of Employment. The following provisions set forth the only grounds under which this Agreement, and the employment of Executive hereunder, may be terminated prior to the Expiration Date:

a) Termination. The Company may terminate this Agreement only for the reasons set forth below. Should Executive’s employment be terminated by the Company for any reason other than those set forth herein the Company shall owe to the Executive, as severance which amounts shall not be subject to mitigation by virtue of the future employment of Executive all of the RSUs scheduled to be earned during the balance of the Term. All shares already earned shall not be forfeited or otherwise clawed back.

Executive acknowledges that his rights to any payments or benefits pursuant to and subject to the provisions of this Section 5 are in place of, and not in addition to, any payments or benefits which might otherwise be available under any current or future severance policy or similar policy or program followed by the Company or any of its affiliates, and, accordingly, Executive hereby waives any and all such rights to receive any payments or benefits under any such other policies and programs. Notwithstanding anything herein to the contrary, Executive hereby further acknowledges that the Company’s obligations to make any of the payments or extend any benefits referred to in this Section 5 shall be subject to receipt by the Company from Executive of a general release in favor of the Company, as prepared by the Company and reasonably satisfactory to Executive.

b) Termination by the Company For Cause. This Agreement and Executive’s employment hereunder may be terminated immediately by the Company (by notice to Executive) for cause (as hereinafter defined). For purposes of this Agreement, “cause” shall mean:

(i) the breach by Executive, in any material respect, of this Agreement (including, without limitation, the refusal or other failure by Executive to perform any of Executive’s duties hereunder other than a failure to perform resulting from death or physical or mental disability) and failure by Executive to cure such breach within ten (10) days of written notice thereof from the Company;

(ii) the commission by Executive of any act of dishonesty, fraud, intentional material misrepresentation or moral turpitude in connection with his employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates;

(iii) the commission by Executive of any (1) willful misconduct, or (2) intentional act having the effect of injuring the reputation, business or business relationships of the Company or any of its affiliates, and which intentional act would not reasonably be deemed to be in the best interests of the Company;

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(iv) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of Executive for, a crime (other than a routine traffic offense) which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of Ten Thousand Dollars ($10,000);

(v) Executive’s abuse of alcohol, prescription drugs or controlled substances which interferes with the performance of his duties to the Company;

(vi) Executive’s deliberate disregard of any material rule or policy of the Company and failure to cure the same within ten (10) days of written notice thereof from the Company; or

(vii) excessive absenteeism of Executive other than for reasons of illness, after written notice from the Company with respect thereto.

(viii) The company will pursue the damage amount to the Executive, if any.

c) Termination Due to Death or Disability. Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically upon the occurrence of Executive’s death. In addition, the Company shall have the right, at any time after Executive shall have become disabled, to terminate this Agreement immediately. For purposes of this Agreement, Executive shall be deemed to have become “disabled” when, by reason of physical or mental illness, incapacity or disability, Executive shall fail to perform Executive’s duties hereunder for one continuous period of ninety (90) days or more, or shorter periods aggregating one hundred twenty (120) days or more, within any period of twelve (12) consecutive months; provided, however, that any days of disability separated by ten (10) or fewer days shall be considered continuous.

d) Voluntary Termination by Executive. This Agreement and Executive’s employment hereunder may be voluntarily terminated by Executive at any time upon at least thirty (30) days’ prior written notice to the Company.

e) Termination by Executive for Good Reason. This Agreement and Executive’s employment hereunder may be terminated at any time by Executive for “Good Reason.” For purposes of this Agreement, Good Reason shall mean (i) a material diminution in Executive’s title, duties or responsibilities, or the assignment to Executive of duties that, taken as a whole, are materially inconsistent with the scope of duties and responsibilities associated with the position of President and Chief Executive Officer, or (ii) the breach by the Company, in any material respect, of this Agreement, and failure by the Company to cure the same within ten (10) days of written notice thereof from Executive. In the event of a termination of this Agreement by Executive for Good Reason, Executive shall be paid as severance the same amounts and benefits as those to which he would have been entitled pursuant to the provisions of Section 5 a) in the case of a termination of this Agreement by the Company without cause, all subject to the terms and conditions of such Section 5 a).

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f) Obligations Upon Termination; Payment of All Amounts Due. Upon termination of this Agreement for any reason other than voluntarily by the Executive in the absence of a breach by the Company or Executive’s death, the Company within two days of such termination shall pay to Executive all amounts due hereunder up to the date of termination and any severance provided for herein shall be paid on the dates such amounts otherwise would have become due pursuant to this Agreement. In the event of Executive’s death, the Company shall pay to Executive’s estate all amounts due hereunder up to the date of termination and any severance provided for herein promptly after the appointment of an executor.

Executive shall not be entitled to any severance in the event of termination of this Agreement for cause, upon Executive’s death or disability or voluntarily by Executive.

6. a) Change of Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if

(i) as a result of a consolidation, merger, or other business combination involving the Company or the securities of the Company, the shareholders of the Company immediately prior to such event shall cease to own, in the aggregate, securities representing at least 50% of the issued and outstanding shares of voting stock of the Company or such surviving or parent entity outstanding immediately after such consolidation, merger or other business transaction;

(ii) there shall be a sale of all or substantially all of the assets of the Company to any person or entity who or which, in the aggregate, did not own at least 40% of the issued and outstanding shares of voting stock of the Company immediately prior to such event; or

(iii) there shall be a liquidation and dissolution of the Company.

b) No Offer of Employment. Subject to the provisions of subsection (c) below, for purposes of this Agreement, in the event that during the Term there shall be a Change in Control pursuant to which Executive’s employment hereunder is terminated by the Company, and Newco (as defined in subsection (c) below) does not offer employment to Executive on the same or substantially similar economic terms and conditions as those provided herein and with substantially the same level of authority as Executive had with the Company, the Executive shall receive as severance the RSUs scheduled to be earned up to the date of change in control.

c) New Agreement. In the event that there shall be a Change in Control following which the persons or entities which acquire all or substantially all of the Company’s assets or fifty percent (50%) or more of the Company’s issued and outstanding shares of voting stock (such acquiror, collectively, “Newco”) request that Executive enter into a relationship whereby Executive will provide services to or for the benefit of Newco or is otherwise compensated by Newco (a “Relationship”) upon the same or substantially similar economic terms and conditions as those provided herein, Executive shall be obligated to enter into such Relationship for a period of up to six months following the consummation of such Change in Control and shall not be entitled to the compensation provided for in the preceding subsection b).

d) 144. From and after a Change in Control the Company shall cooperate with any attempt by the Executive to sell all or any portion of the common stock held by him in accordance with Rule 144. Such cooperation shall include causing its counsel to issue to its transfer agent such opinion letters as may be necessary to effectuate such sale.

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7. Confidentiality and Intellectual Property.

a) Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

b) Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c) Restrictions On Use and Disclosure of Confidential Information. The Executive recognizes that the Company’s business interests require the full protection of its Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. The Parties agree that the restrictions in this Section will not apply to any portion of the Confidential Information which: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided, if permitted, that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking to protect such information). Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

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d) Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the DTSA that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

e) Ownership of Inventions. All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods and other results of the Executive’s employment with the Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which the Executive makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the “Inventions”) will be the sole and exclusive property of the Company , and will be considered “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101). The Executive hereby assigns to the Company or its designees all of the Executive’s right, title and interest in and to all of the foregoing without compensation. To the extent the Executive has any “moral rights” in the Inventions which are not assignable by law, the Executive hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions that the Executive creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive will use the Executive’s commercially reasonable efforts to prevent any such violation.

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8. Covenants Not to Solicit or Compete.

a) Non-Solicitation of Personnel. During the Executive’s employment with the Company and for a period of twelve (12) months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, directly, or indirectly, solicit, induce, recruit, or encourage any Protected Personnel of the Company to leave their employment, or end their engagement with the Company, to provide services for the Executive or any other person, business, or organization. “Protected Personnel” means: (i) any person currently employed or engaged as an independent contractor by the Company; and (ii) any former employee or independent contractor of the Company, for a period of three (3) months after termination of such employee’s employment, or independent contractor’s engagement, with the Company.

b) Non-Competition. During the Term, and during the Restricted Period, Executive shall not, anywhere within the United States, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own (more than 1%), manage, finance, operate, control or otherwise engage or participate in any manner or fashion in any business engaged in the manufacture and wholesale distribution of vessels comparable to those then being distributed by the Company. Notwithstanding the foregoing, Executive shall be permitted to own and participate in the management of boat dealerships provided that he discloses any opportunity to participate in a dealership prior to acquiring an interest therein.

9. Survival of Provisions. The obligations contained in Sections 7, 8, 9, 10 and 11 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

10. Return of Property/Post-Employment Representations. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Executive shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts. Upon request made within thirty days after the Executive’s employment terminates, Executive shall make any cellular phone he has used for business purposes available upon request to allow for Company-related documents and data to be retrieved and saved at Company’s expense. The Company shall not be responsible for any personal data, information or photographs that may be lost or rendered inaccessible by the Company or its vendors. Executive shall return the Company automobile provided for his use in a clean condition and emptied of personal belongings with the registration and manual in the glove box. On the Termination Date, Executive shall no longer represent to anyone that he remains employed by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

11. Non-Disparagement. During the Executive’s employment and following termination of employment for whatever reason, the Executive shall not, directly, or indirectly, make or publish denigrating or derogatory remarks, comments, or statements (whether written or oral) in any forum or through any medium of communication regarding the Company, its services and operations, or any of its owners, managers, officers, employees, or consultants. Notwithstanding the foregoing, nothing in this section shall, or shall be deemed to, prevent or impair the Executive from making truthful statements in any legal or administrative proceeding or from otherwise complying with legal requirements.

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12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company:

Vivic Corp.

Attn: Jennifer Chen

187 E. Warm Springs Rd., PMB B450

Las Vegas, NV 89119

Email:

To the Executive:

Tse-Ling Wang

Email:

13. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

14. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

15. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

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16. Governing Law; Venue. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with the laws of the State of New York (without regard to its conflicts of laws provisions), provided, however, that the arbitration provisions of this Agreement shall be governed solely by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Except as provided in Section 19 (Arbitration) of this Agreement, the Parties consent to the personal jurisdiction of the State of New York and further agree to the exclusive jurisdiction of the courts of the State of New York, County of New York and the United States District Court for the Southern District of New York, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to Executive’s employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The Parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

17. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, and Employee’s employment with the Company, including any alleged violation of statute, common law or public policy shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) to be held in New York, New York, before a single arbitrator, in accordance with then-current AAA Employment Arbitration and Mediation Rules. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. Employer will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any determination of which party is the prevailing party and the reasonableness of any fee or costs shall be resolved by the arbitrator. Employee is not required to arbitrate any claim of sexual

18. Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

[Signature Page Follows – Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

VIVIC CORP.

By:	/s/ Shang-Chiai Kung
Shang-Chiai Kung
Director of Board

EXECUTIVE

/s/ Tse-Ling Wang
Tse-Ling Wang (aka: Manish Wang)

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